Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Global Opportunities Equity Trust (BGO)
BlackRock Global Opportunities Portfolio (Equity) (BR_GO_EQ)
BlackRock U.S. Opportunities Portfolio (BR_USOPP)
BlackRock Global Opportunities V.I. Fund (Ins - Var Ser) (BVA_GGVI)

The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
05-30-2014


Security Type:
EQUITY/EQUITY


Issuer
Aramark  (Equity)

Selling Underwriter
Goldman, Sachs & Co.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Goldman, Sachs & Co., J.P. Morgan Securities LLC,
Credit Suisse Securities (USA) LLC, Morgan Stanley
& Co. LLC, Barclays Capital Inc., Merrill Lynch,
Pierce, Fenner & Smith Incorporated, RBC Capital
Markets, LLC, Wells Fargo Securities, LLC, Robert
W. Baird & Co. Incorporated, PNC Capital Markets
LLC, Rabo Securities USA, Inc., Santander
Investment Securities Inc., SMBC Nikko Securities
America, Inc., Samuel A. Ramirez & Company, Inc.,
The Williams Capital Group, L.P.


Transaction Details

Date of Purchase
05-30-2014


Purchase Price/Share
(per share / % of par)
$25.50
Total
Commission, Spread or Profit
3.750


1.	Aggregate Principal Amount Purchased (a+b)
175,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
69,300

b. Other BlackRock Clients
105,700

2.	Aggregate Principal Amount of Offering
20,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.00875

Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types
 (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3
 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3
 years of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3
 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years
 of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date: 06-02-2014

Global Syndicate Team Member




Approved by:
Betsy Mathews, Steven DeLaura
Date: 06-02-2014

Global Syndicate Team Member